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                                                                EXHIBIT 10.66

                             EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT dated as of August 15, 1994 by and between Alliance Gaming Corporation, a Nevada corporation (the "Company"), and Steven Greathouse, an individual (the "Executive").

                              R E C I T A L S ;

        A. The Company considers it important and in its best interest and the best interest of its stockholders to foster the employment of key management personnel, and desires to retain the services of the Executive, on the terms and subject to the conditions provided in this Agreement.

        B. The Executive desires to accept employment by the Company and to render services to the Company, on the terms and subject to the conditions provided in this Agreement.

                             A G R E E M E N T :

        The parties hereto agree as follows:

        1. Employment. The Company hereby agrees to employ and retain the Executive, and the Executive agrees to be employed and retained by the Company, to render services to the Company for the period, at the rate of compensation and upon the other terms and conditions set forth in this Agreement.

        2. Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on the date hereof and shall contnue through and including August 14, 1997, unless earlier terminated as provided in this Agreement (the date of any termination of this Agreement or the expiration of the Term, as provided herein, the "Termination Date").

        3.  Position and Duties.

        (a) Position. The Executive shall serve as President and Chief Executive Officer of the Company. During his employment hereunder, the Executive shall report directly to the board of directors of the Company (the "Board"). The Executive shall, if so elected by the stockholders of the Company, also serve on the Board from time to time, for successive periods of such election(s) and for such period as shall be agreed to by the Executive, subject, in each case, to the continued election thereto by the Company's stockholders. In the event that the Executive's employment by the Company shall be terminated, for any reason, the Executive shall be deemed to have immediately resigned from the Board, such resignation being effective on the Termination Date.

        (b) Duties. In accordance with the by-laws of the Company, during the Term, the Executive shall have and exercise the full power and authority of President and



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Chief Executive officer, including without limitation, that of hiring, retaining and discharging personnel, subject to the full and customary approval, oversight and supervision of the Board. During the Term, the Executive shall perform the duties contemplated by such title and such other duties, consistent with his experience and abilities, as may be assigned to the Executive by the Board. The Executive shall devote his full time and efforts to the business and affairs of the Company, use his best efforts to further the interests of the Company and at all times conduct himself in a manner which reflects credit upon the Company. It is contemplated that the Executive shall render services to the Company from the Company's principal place of business; however, the parties acknowledge and agree that the executive may be required to travel extensively during the Term in fulfilling his duties hereunder.

          4.    Compensation and Reimbursement of Expenses.
                ------------------------------------------

          (a) Salary. For purposes of this Agreement, each consecutive 12-month period during the Term ending on each August 14th during the Term shall be referred to as an "Employment Year." For services rendered by the Executive under this Agreement, the Company shall pay to the Executive as compensation during each Employment year during the Term, a base salary (the "Base Salary") at an annual rate of $400,000 per year (prorated for any partial Employment Years). Increases in the Base Salary shall be considered by the Board no less frequently than annually, commencing at the end of the first Employment Year hereunder and will be based upon criteria applicable to other senior executives of the Company; it being understood, however, that the award of any such increase shall be in the sole discretion of the Board (with the Executive not voting on such determination). The Base Salary shall be payable in equal bi-weekly installments, commencing with the end of the pay period which next follows the commencement of the Term, and shall be subject to customary payroll deductions (i.e., for social security, federal, state and local taxes and other amounts customarily withheld from the salaries of employees of the Company).

          (b) Bonus. The Executive shall be eligible to receive from the Company, within 120 days of the end of each Employment Year, a cash bonus in respect of such Employment year (the "Annual Bonus"), which shall be based upon all relevant criteria, including without limitation, (i) the performance of the Company during such Employment Year based upon customary financial and other criteria, such as but not limited to, return on the Company's consolidated stockholders' equity and total capital (i.e., stockholders' equity and total debt), performance of the Company's Common Stock, par value $.10 per share (the "Common Stock"), and the Company's absolute and relative amounts of consolidated cash flow, operating income and net income, and the comparison of such results with the Company's budgets and projections therefor, and (ii) the performance of the Executive in rendering services to the Company. It is contemplated but not certain that the Annual Bonus shall be between 50% and 100% of the Base Salary for each applicable Employment Year; it being understood, however, that the Company shall not be obligated to pay to the Executive any Annual Bonus and the payment, if any, and amount thereof shall be solely within the discretion of the Board (with the Executive not voting on such determination). It is also contemplated that the Compensation Committee of the Board shall formulate specific criteria and performance targets for the determination of the Annual Bonus, if any. The Annual Bonus shall be subject to customary payroll deductions (i.e., for social seucirty, federal, state


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and local taxes and other amounts customarily withheld from the salaries of employees of the Company).

        (c) Stock, Warrants and Options. (1) Effective as of commencement of the Executive's employment with the Company, which the parties acknowledge is August 15, 1994 (the "Initial Employment Date"), in order to induce the Executive to accept employment with the Company, the Company shall issue to the Executive, in certificate form, 250,000 shares of restricted Common Stock (the "Employment Stock"). The Executive shall not sell, transfer, hypothecate, assign or otherwise transfer the Employment Stock (except by operation of law in the event of the Executive's death) prior to January 1, 1995. The Employee acknowledges that such Employment Stock has not been registered for sale under the Securities Act of 1933 (the "Securities Act") or applicable state "blue sky" laws and that such Employment Stock may be sold only pursuant to such registration or applicable exemptions therefrom. The Executive confirms that he is an accredited investor (as defined under the Securities Act) and has been afforded the opportunity to ask questions of and receive information from management and other representatives of the Company in connection with the receipt of the Employment Stock and the Incentive Warrants (as defined below). The Executive agrees that in connection with his receipt and ownership of the Employment Stock and, as applicable, any other securities of the Company issued or delivered to the Executive in connection with his employment by the Company, he shall file in a timely manner any and all applicable forms or filings required under the Securities Act or the Securities Exchange Act of 1934, including without limitation, Forms 3, 4 and/or 5. The Company shall cause to be registered under the Securities Act the Employment Stock on such form of registration statement for a shelf registration that the Company may designate as soon as practicable after March 1, 1995, so long as the Executive shall have furnished such affidavits and instruments in connection therewith relating to the Executive and his ownership of the Employment Stock and other relevant matters that shall be customary and reasonably requested by the Company. Other than as set forth above in this clause (1), the Executive shall be free to transfer or dispose of the Employment Stock.

        (2) Effective as of the Initial Employment Date, in order to induce the Executive to accept employment with the Company, the Company shall issue to the Executive warrants to acquire 250,000 shares of common stock of the Company (the "Incentive Warrants") pursuant to a warrant agreement and warrant in the form attached hereto as Exhibit A. The Executive acknowledges that neither such Incentive Warrants nor the Common Stock underlying them have been registered for sale under the Securities Act or applicable state "blue sky" laws and that such Incentive Warrants may be sold only pursuant to such registration or applicable exemptions therefrom.

        (3) Effective as of the Initial Employment Date, in order to induce the Executive to accept employment with the Company, the Company shall issue to the Executive options (pursuant to the Company's 1991 Incentive Stock Option Plan (the "Plan")) to acquire 250,000 shares of Common Stock of the Company (the "Employment Options"). The Employment Options shall (A) have an exercise price of $5-3/4 per share, (B) expire on August 14, 1999 and (C) vest and become exercisable at the end of each Employment Year as follows:



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                August 14, 1995    -    84,000 shares
                August 14, 1996    -    83,000 shares
                August 14, 1997    -    83,000 shares

        Prior to each such applicable date, such Employment Options shall not be vested or exercisable.

        (d) Reimbursement of Expenses. Consistent with established policies of the Company as in effect from time to time, the Company shall pay to or reimburse the Executive for all reasonable and actual out-of-pocket expenses, including without limitation, travel, hotel and similar expenses, incurred by the Executive from time to time in performing his obligations under this Agreement.

        5.      Benefits.

        (a) Benefit Plans. The payments provided in Section 4 above are in addition to any benefits to which the Executive may be, or may become, entitled under any of the Company's employee benefit plans or programs for which key executives are or shall become eligible, including without limitation, retirement, life, health and disability benefits. In addition, the Executive shall be eligible to receive during the Term benefits and emoluments which are consistent with the benefits and emoluments provided to all senior officers or executives of the Company.

        (b) Vacation. The Executive shall be entitled to three weeks annual paid vacation time. The Executive's entitlement to such vacation time for each Employment Year shall vest and accrue on the first day of each such Employment Year. In the event any of such vacation days are not used by the Executive in any Employment Year, the Executive shall have the right to accumulate and carry forward such number of days from year to year as shall be consistent with the Company's policy therefor for senior executives, as in effect from time to time. The Executive shall also be entitled to reasonable periods of sick leave with compensation and all paid holidays given by the Company to its senior executive officers.

        (c) Club Membership. During the Employment Term, the Company shall pay the cost of membership for the Executive and his family in the Las Vegas Country Club.

        (d) No Reduction. There shall be no material reduction or diminution of the benefits provided in this Section 5 during the Term unless
(i) the Executive shall have provided his consent to such reduction or diminution, (ii) an equitable arrangement (embodied in an ongoing substitute or alternative benefit or plan) has been made with respect to such benefit or plan or (iii) such reduction is part of a program of across-the-board benefit reductions similarly affecting the senior executive officers of the Company.

        6.      Benefits Payable Upon Disability.

        (a) Disability Benefits. During any period of Disability (as defined below) occurring during the Term, the Company shall continue to pay to the Executive the Base



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Salary as provided herein and continue to extend to him the benefits described in Sections 4 and 5 hereof; it being understood that if disability benefits are provided under any disability insurance or similar policy maintained by the Company (or maintained by the Executive, the cost of which is reimbursed or paid by the Company), payments under such policy shall be considered as payments by the Company and shall offset any Base Salary payable to the Executive under this Agreement. As used in this Agreement, "Disability" shall mean the inability (as determined by a majority of the remaining members of the Board (other than the Executive) voting for such determination) of the Executive to render services to the Company, as provided herein, as a result of physical or mental infirmity or disability.

        (b) Services During Disability. During the Term, notwithstanding any Disability, the Executive shall, to the extent that he is physically and mentally able to do so, furnish information, assistance and services to the Company, and upon the the reasonable request in writing on behalf of the Board (as determined by a majority of the remaining members of the Board (other than the Executive) voting for such determination), from time to time, he shall make himself available to the Company to undertake reasonable assignments and fulfill his duties hereunder, consistent with his current position with the Company and his physical and mental health.

        7. Termination. This Agreement shall be terminated in accordance with the provisions of this Section 7, in which case the provision of Section 8 below shall be applicable.

        (a) Upon Expiration of the Term. This Agreement shall terminate in accordance with Section 2 above.

        (b) By The Company. In addition to the provisions of Section 7(a) above, this Agreement is subject to earlier termination by the Company as follows:

        (i) Death of Executive. If the Executive dies, this Agreement shall terminate, the Termination Date being the date of the Executive's death.

        (ii) Disability. If the Executive has been absent from service to the Company, as required in this Agreement, for a period of 90 days or more as a result of Disability during any consecutive 180-day period during the Term, the Company shall terminate this Agreement (such Disability being determined by a majority of the remaining members of the Board (other than the Executive) voting for such determination), the Termination Date being 15 days after notice thereof is provided to the Executive.

        (iii) Termination by Company for Cause. The Company shall have the right to terminate the Executive's employment under this Agreement for Cause (as defined below), such termination to be effective immediately upon notice thereof from the Company to the Executive. For purposes of this Agreement, "Cause" shall mean the Executive's (A) conviction of any misdemeanor involving moral turpitude, or any felony, (B) misappropriation or embezzlement from the Company, (C) denial or rejection of any gaming license or permit or commission of any act which could


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        reasonably be expected to result in such denial or rejection,
        (D) any breach during the Term of Sections 10 to 11 below or (e) the persistent failure or refusal after notice to comply with the Executive's duties or obligations hereunder.

                (iv) Termination by the Company Without Cause. The Company shall have the right to terminate the Executive's employment hereunder for any other reason not set forth in clauses (i), (ii) or
        (iii) of this Section 7(b), the Termination Date being 15 days after notice from the Company to the Executive.

        (c) By The Executive. In addition to the provisions of Section 7(a) above, this Agreement is subject to earlier termination by the Executive, as follows:

                (i) Termination by the Executive for Just Cause. The Executive shall have the right to terminate his employment under this Agreement upon the occurrence of a material breach of this Agreement by the Company, which the parties agree shall be limited to (A) a reduction by the Company in the Base Salary below the minimum Base Salary specified in Section 4(a) above or the failure of the Company to pay to the Executive any portion of the Base Salary within 30 days of the time that any such amount is due and payable hereunder or (B) the assignment to the Executive of duties and responsibilities that are materially inconsistent with those of a president and chief executive officer of the Company, in each case, in the cases of clauses
        (A) and (B), which has not been cured by the Company after 30 days' written notice from the Executive to the Company; provided, that in the case of three such material breaches (and notice thereof), the Executive shall thereafter have the right to terminate this Agreement immediately upon notice to the Company in the case of a subsequent material breach. In the event that the Executive elects to terminate this Agreement as a result of the events described in clauses (A) or
        (B) above, the Executive shall exercise such right within 10 days after the lapsing of the 30-day period referred to above in this clause (i) (assuming that the Company shall have failed to cure such material breach within such period), or, as applicable, within 10 days of any additional material breach giving rise to an immediate right of termination; thereafter, such right to terminate shall no longer be exercisable. The Termination Date shall be a date specified by the Executive, which shall be between 30 and 45 days after the date of such default notice by the Executive.


                (ii) Termination by Executive upon Change in Key Participant. The Executive shall have the right to terminate his employment under this Agreement: (A) if any Key Participant (as defined below) sells in whole (but not in part) to any unaffiliated third party (an affiliated third party being any family member or trust for the benefit of such family member) or otherwise liquidates his investment in the Company (in whole but not in part) and the Executive reasonably and in good faith determines that such sale or liquidation materially impairs the ability of the Company successfully to achieve its growth strategy as stated in the Company's Prospectus dated March 21, 1994, of (B) if there shall have occurred a material breach or default of Section 3.4 of the Stockholders Agreement among the Company and certain other parties dated September 21, 1993 by any of the Key Participants. For purposes of this clause (ii), "Key Participants" means the stockholders of Kirkland Investment


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      Corporation, a Delaware corporation, the limited partners in Kirkland-Ft.
      Worth Investment Partners, L.P., a Delaware limited partnership, such limited partners' general partners, and any person controlling such persons, each as of September 14, 1993. In the event that the Executive elects to terminate this Agreement as a result of the events described in clauses (A) or (B) above, the Executive shall provide 30 days' notice thereof to the Company, during which time the event or circumstance giving rise to such right of termination may be cured. In the event that the Executive elects to terminate this Agreement as a result of the events described in clauses (A) or (B) above, the Executive shall exercise such right within 10 days after the lapsing of the 30-day period referred to above in this clause (ii) (assuming that such event or circumstance shall not have been cured) upon written notice to the Company (the date of such notice, the "Section 7(c)(ii) Notice Date"); thereafter, such right to terminate shall no longer be exercisable. The Termination Date shall be a date specified by the Executive, which shall be between 30 and 45 days after the Section 7(c)(ii) Notice Date; thereafter, such right to terminate shall no longer be exercisable.

          (iii) Termination by the Executive Without Just Cause. The Executive shall have the right to terminate the Executive's employment under this Agreement for any other reason not set forth in clause (i) or (ii) of this Section 7(c), the Termination Date being 15 days after notice thereof from the Executive to the Company.


        8. Effect of Termination. The following provisions shall be applicable in the event of termination of this Agreement as provided in Section 7 above.

          (a) Expiration of Term. Upon termination of this Agreement as provided in Section 7(a) above, this Agreement shall terminate and be of no further force and effect, except as provided in Sections 11, 12 and 13(b) below, which shall survive such termination, and no additional payments, liabilities or obligations shall be due and owing from either party to the other.

          (b)  Death.  Upon the termination of this Agreement as provided in
      Section 7(b)(i) above, the Company shall pay to the Executive's estate (i) an amount equal to the sum of (A) $1,850,000, payable within 180 days after the Termination Date (but not earlier than any recovery of insurance proceeds in respect thereof, as provided below), and (B) any Annual Bonus for the Employment Year in which the Termination Date occurs that the Board determines would otherise have been payable had the Executive not died, which Annual Bonus shall be reduced by prorating it through the Termination Date, payable, in the case of this clause (B), at the time such payment would otherwise be due and payable hereunder, and (ii) expense reimbursement amounts accrued through the Termination Date, at the time such payment would otherwise be due and payable thereunder, and neither party shall have any further liability or obligation to the other, except as provided in Section 12 below, which shall survive the Termination Date. Notwithstanding the provisions of clause (i) above, the Company shall have the right to provide for either or both of the payments described therein by purchasing life insurance on the Executive's life itself or reimbursing to the Executive the cost of the premiums in respect of such life insurance which shall be purchased directly by the Executive; in the event that either



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or both of such insurance coverages is obtained, such payments shall be made solely from such insurance coverages and not from the Company and shall constitute the Executive's estate's or heirs' sole remedy in respect of such payments.

An amount equal to 50% of any unvested Employment Options as of the Termination Date shall vest and become exercisable by virtue of any termination under
Section 7(b)(i) and, notwithstanding the provisions of the Company's Stock Option Plan pursuant to which the Employment Options may have been granted, the Executive's estate shall have a period of two years from the Termination Date to exercise the Employment Options.

     (c)  Disability. Upon the termination of this Agreement as provided in
Section 7(b)(ii) above, the Company shall pay to the Executive (i) an amount equal to 60% of the Executive's Base Salary in effect in the year in which the Termination Date occurs, but not in excess of the rate of $180,000 per year, from the Termination Date until such time as the Executive shall attain the age of 65, and (ii) any Annual Bonus for the Employment Year in which the Termination Date occurs that the Board determines would otherwise have been payable had the Executive not become Disabled, which Annual Bonus shall be reduced by prorating it through the Termination Date, in each case, payable at the times such payments would otherwise be due and payable hereunder; provided, in the case of clauses (i) and (ii) above, that the Executive continues to comply with his covenants in Sections 10 (during the Term had such termination under Section 7(b)(ii) above not occurred) and 11 below, as provided therein, and (iii) expense reimbursement amounts accrued through the Termination Date, at the time such payment would otherwise be due and payable thereunder, and neither party shall have any further liability or obligation to the other, except that the provisions of Sections 10, 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein. Notwithstanding the provisions of clauses (i) and (ii) above, the Company shall have the right to provide for either or both of such payments by either purchasing disability insurance itself in respect of the Executive or reimbursing to the Executive the cost of the premiums in respect of such disability insurance which shall be purchased directly by the Executive; in the event that either or both of such insurance coverages is obtained, such payments shall be made solely from such insurance coverages and not from the Company and shall constitute the Executive's sole remedy in respect of such payments.

An amount equal to 50% of any unvested Employment Options as of the Termination Date shall vest and become exercisable by virtue of any termination under
Section 7(b)(ii) and, notwithstanding the provisions of the Company's Stock Option Plan pursuant to which the Employment Options may have been granted, the Executive shall have a period of two years from the Termination Date to exercise such options.

     (d) Termination by the Company for Cause. Upon the termination of this Agreement as provided in Section 7(b)(iii) above, the Company shall pay to the Executive (i) the accrued and unpaid Base Salary, if any, through the Termination Date and (ii) expense reimbursement amounts accrued through the Termination Date, at the time such payments are otherwise due and payable thereunder, and neither



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    party shall have any further liability or obligation to the other, except that the provisions of Sections 10, 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein, with the provisions of such Section 10 surviving for the shorter of (A) 12 months from the Termination Date and (B) the remainder of the Term had such termination not occurred. No unvested Employment Options shall vest or become exercisable by virtue of any termination under Section 7(b)(iii) and any and all rights thereto then possessed by the Executive shall be terminated and of no further force and effect.

        (e) Termination by the Company Without Cause. Upon termination of this Agreement as provided in Section 7(b)(iv) above, the Company shall pay to the Executive (i) the Base Salary which would otherwise be payable hereunder in respect of the remainder of the Term; provided, that the Executive continues to comply with the covenants in Section 11 below, as provided therein, and (ii) expense reimbursement amounts accrued through the Termination Date, in each case, in the case of clauses (i) and (ii) above, at the time such payments are otherwise due and payable thereunder, and neither party shall have any further liability or obligation to the other, except that the provisions of Sections 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein; it being understood that the covenants in Section 10 below shall be of no further force and effect following the Termination Date. All unvested Employment Options, if any, shall vest and become exercisable (in accordance with the Plan) by virtue of any termination under Section 7(b)(iv).

        (f) Termination by the Executive for Just Cause. Upon termination of this Agreement as provided in Section 7(c)(i) above, the Company shall pay to the Executive (i) the Base Salary which would otherwise be payable hereunder in respect of the remainder of the Term; provided, that the Executive continues to comply with the covenants in Section 11 below, as provided therein, and (ii) expense reimbursement amounts accrued through the Termination Date, in each case, in the case of clause (i) and (ii) above, at the time such payments are otherwise due and payable thereunder, and neither party shall have any further liability or obligation to the other, except that the provisions of Sections 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein; it being understood that the covenants in Section 10 below shall be of no further force and effect following the Termination Date. All unvested Employment Options, if any, shall vest and become exercisable (in accordance with the Plan) by virtue of any termination under Section 7(c)(i).

        (g) Termination by the Executive upon Change in Key Participant. Upon termination of this Agreement as provided in Section 7(c)(ii) above, the Executive shall (x) not be bound by the provisions of Section 10 below, which shall be of no further force and effect, and (y) immediately have the one-time right (exercisable for a period of 10 days following the Termination Date, upon written notice to the Company) to convert or cause to be exchanged, without restriction, any outstanding and unexercised Incentive Warrants (whether or not vested) to vested Employment Options; and the Company shall pay to the Executive (i) an amount equal to the sum


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of (A) 100% of the Base Salary which would otherwise be payable hereunder in respect of the shorter of (I) the six-month period following the Section 7(c)(ii) Notice Date and (II) the remainder of the Term has such termination not occured and (B) any Annual Bonus for the Employment Year in which the Termination Date occurs that the Board determines would otherwise have been payable had such termination not occurred, which Annual Bonus shall be reduced by prorating it through the Termination Date, in each case, in the case of clauses (A) and (B) above, payable at the times such payments are otherwise due and payable hereunder; provided, in each case, that the Exeuctive continues to comply with the covenants in Section 11 below, as provided therein, and (ii) expense reimbursement amounts accrued through the Termination Date, at the time such payment is otherwise due and payable thereunder, and neither party shall have any obligation or liability to the other, except that the provisions of Sections 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein, and the covenants in Section 10 below shall be of no further force and effect following the Termination Date. All unvested Employee Options, if any, shall vest and become exercisable (in accordance with the Plan and as set forth above) by virtue of any termination under Section 7(c)(ii).

        (h) Termination by the Executive Without Just Cause. Upon the termination of this Agreement as provided in Section 7(c)(iii) above, the Company shall pay to the Executive (i) the accrued and unpaid Base Salary, if any, through the Termination Date, (ii) expense reimbursement amounts accrued through the Termination Date and (iii) Base Salary at a rate of $201,000 per calendar year during the period that the provisions of Section 10 shall be in effect, as provided below, at the time such payments are otherwise due and payable thereunder, and neither party shall have any further liability or obligation to the other, except that the provisions of Sections 10, 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein, with the provisions of such Section 10 surviving for the shorter of (A) 12 months from the Termination Date and (B) the remainder of the Term had such termination not occurred. During such period that the provisions of Section 10 are in effect, the Executive shall continue to be eligible to receive the benefits provided in Section 5 above. No unvested Employment Options shall vest or become exercisable by virtue of any termination under Section
7(c)(iii) and any and all rights thereto then possessed by the Executive shall be terminated and of no further force and effect.

        9. Federal Income Tax and Other Withholdings. The company shall withhold from any benefits payble pursuant to this Agreement such Federal, State, City or other taxes and other amounts as may be required to be withheld pursuant to any applicable law or governmental regulations or ruling and shall timely pay over to the appropriate governmental or other authorities the amount withheld, together with any additional amounts required to be paid by the Company in respect thereof.

        10. Non-Competition. The Executive covenants and agrees that he will not at any time during his employment with the Company and, to the extent set forth in the applicable subsections of Section 8 above, for a period of up to 12 months after the Termination Date, directly or indirectly, whether as employee, owner, partner, agent, director, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than

5% of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which the Executive does not undertake any management or operational or advisory role) or in any other capacity, for his own account or for the benefit of any person or entity, establish, engage or be connected with or in any manner any person or entity which is at the time engaged in a business which is then in competition with the business of the Company (or any of its subsidiaries or affiliates); it being understood that for purposes of this
Section 10, participation in the business of owning, managing, operating or financing casino or similar gaming in the United States shall be deemed to be business in which the Company is engaged.

        11. Confidential Information and Non-Disparagement. (a) In accordance with NRS 600A.010 et seq. (the so-called Uniform Trade Secrets Act), the Executive shall hold in a fiduciary capacity for the benefit of the Company and its stockholders all secret, confidential or proprietary information, knowledge or data relating to the Company (and any of its subsidiaries or affiliates), which shall have been obtained by the Executive during or by reason of his employment by the Company. During and after the end of the Term, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to any person or entity other than the Company (or such applicable subsidiaries or affiliates) and those designated by them which would result in any misappropriation under and as defined in such Act, except that, while employed by the Company,in furtherance of the business and for the benefit of the Company, the Executive may provide confidential information as appropriate to attorneys, accountants, financial institutions or other persons or entities engaged in business with the Company from time to time.

        (b) Each of the parties agrees that from and after any termination or expiration of the Term, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics or business practices, of the other, except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitral action to enforce the provisions of this Agreement or (ii) in connnectin with any judicial or administrative proceeding to the extent required by applicable law.

        12.  Indemnification and Liability Insurance.

        (a) Indemnification. The Company shall indemnify and hold the Executive harmless, to the fullest extent legally permitted by Section 78.751 of the Nevada Corporation Code (as amended and in effect from time to time) against any and all expenses, liabilities and losses (including without limitation, reasonable attorneys' fees and disbursements of counsel reasonably satisfactory to the Company), incurred or suffered by him in connection with his service as a director or officer of the Company during the Term, in each case, except to the extent of the Executive's negligence or willful misconduct.

        (b) Insurance. The Company shall maintain, for the benefit of the Executive, a directors' and officers' liability insurance policy insuring the Executive's service as a director and/or officer of the Company (or any subsidiary of the Company) during the Term in accordance with its customary practices as in effect from time to time during the Term. The parties acknowledge and agree that such policy may cover other officers and directors of the Company in addition to the Executive.

        13.  General Provisions.

        (a) Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive of the Company without the prior written consent of the other; provided, that (i) in the evennt of the Executive's Death during the Term, the Executive's estate and his heirs, executors, administrators, legatees and distributees shall have the rights and obligations set forth herein, as provided herein, and (ii) nothing contained in this Agreement shall limit or restrict the Company's ability to merge or consolidate or effect any similar transaction with any other entity, irrespective of whether the Company is the surviving entity (including a split up, spin off or similar type transaction); provided, that one or more of such surviving entities shall continue to be bound by the provisions hereof binding upon the Company.

        (b) Material Inducements. The provisions of Section 10 and 11 above are material inducements to the Company entering into and performing this Agreement; accordingly, in the event of any breach of the provisions of Sections 10 or 11(a) by the Executive, in addition to all other remedies at law or in equity possessed by the Company, (i) the Company shall have the right to terminate and not pay any amounts payable to the Executive hereunder, (ii) all Incentive Warrants and Employment Options that are unexercised shall be immediately forfeited and returned to the Company and (iii) the Executive shall immediately account to the Company and return to the Company an amount in cash equal to all profits or benefits obtained or realized by the Executive by virtue of the ownership or disposition of the Incentive Warrants and Employment Options.

        (c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and their respective heirs, executors, administrators, legatees and distributees, successors and permitted assigns.

        (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

        (e) Severability. If, for any reason, any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or lack of enforceability shall not affect any other provision of this Agreement not so determined to be invalid or unenforceable, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect, irrespective of such invalid or unenforceable provision.

        (f) Effective of Prior Agreements. This Agreement contains the entire understanding between the parties hereto respecting the Executive's employment by the Company, and supersedes any prior employment agreement between the Company and the Executive.

        (g) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if sent by telecopy or by hand, (ii) one business day after sending, if sent by reputable overnight courier service, such as Federal Express, or (iii) three business days after being mailed, if sent by United States certified or registered mail, return receipt requested, postage prepaid. Notices shall be sent by one of the methods described above; provided, that any notice sent by telecopy shall also be sent by any other method permitted above. Notices shall be sent, if to the Executive, to 7140 Darby Avenue, Las Vegas, Nevada 89117, with a copy to Morris Brignone & Pickering, 300 S. Fourth Street, Las Vegas, Nevada 90101;
attention; Andrew S. Brignone, Esq.; and if to the Company, to Alliance Gaming Corporation, 4380 Boulder Highway, Las Vegas, Nevada 89121, directed to the attention of the Board with copies to the Chairman and the Assistant Secretary of the Company; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        (i) Arbitration. In the event of a dispute or controversy arising under or in connection with this Agreement (except, at the option of the Company, Sections 10 and 11 above, which may be adjudicated in a federal or state court sitting in Las Vegas, Nevada), the Executive shall give the Company or the Company shall give the Executive, as applicable, a written demand for relief. If the dispute or controversy is not resolved, it shall be settled exclusively by arbitration, conducted in Las Vegas, Nevada, in accordance with the rules of the American Arbitration Association (or if the such association does not then conduct business in such city, another arbitral panel reasonably satisfactory to each party) then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction over the parties hereto.

        (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

        (k) Headings. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

        (l) Governing Law. This Agreement has been executed and delivered in the State of Nevada, and its validity, interpretation, performance, and enforcement shall be governed by the laws of such State, without regard to principles of conflicts of laws.

        (m) Board Approval. This Agreement is subject to the approval of the Board and shall be and become effective only upon the approval thereof by the Board; prior to such time it shall not have any force and effect.

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                                      14

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all as of the date first set forth above.

                                     Alliance Gaming Corporation


                                     By:     JOEL KIRSCHBAUM
                                         -----------------------
                                         Name:  Joel Kirschbaum
                                         Title: Chairman



                                            STEVEN GREATHOUSE
                                         -----------------------
                                            Steven Greathouse



                                      15